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                                                                   EXHIBIT 12(B)

                    GENERAL ELECTRIC CAPITAL SERVICES, INC.
                          AND CONSOLIDATED AFFILIATES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                                  YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------
            (Dollar amounts in millions)                1994      1993      1992      1991      1990
                                                       ------    ------    ------    ------    ------
Earnings from continuing operations..................  $2,085    $1,567    $1,331    $1,215    $1,125
Provision for income taxes...........................     864       642       404       317       319
Minority interest....................................     139       134        40        33        46
Cumulative effect to January 1, 1991, of accounting
  change for postretirement benefits other than
  pensions...........................................      --        --        --         6        --
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority interest and
  accounting change..................................   3,088     2,343     1,775     1,571     1,490
                                                       ------    ------    ------    ------    ------
Fixed charges:
  Interest...........................................   4,598     3,585     3,780     4,413     4,497
  One-third of rentals...............................     156       138        92        36        33
                                                       ------    ------    ------    ------    ------
Total fixed charges..................................   4,754     3,723     3,872     4,449     4,530
                                                       ------    ------    ------    ------    ------
Less interest capitalized, net of amortization.......       9         4         6         7        19
                                                       ------    ------    ------    ------    ------
Earnings before income taxes, minority interest and
  accounting change, plus fixed charges..............  $7,833    $6,062    $5,641    $6,013    $6,001
                                                       ======    ======    ======    ======    ======
Preferred stock dividend requirements................  $    1    $   --    $   --    $   --    $   --
Ratio of earnings from continuing operations before
  provisions for income taxes to earnings from
  continuing operations..............................    1.41        --        --        --        --
                                                       ------    ------    ------    ------    ------
Preferred stock dividend factor on pre-tax basis.....       1        --        --        --        --
Fixed charges........................................   4,754     3,723     3,872     4,449     4,530
                                                       ------    ------    ------    ------    ------
Total fixed charges and preferred stock dividend
  requirements.......................................  $4,755    $3,723    $3,872    $4,449    $4,530
                                                       ======    ======    ======    ======    ======
Ratio of earnings to combined fixed charges and
  preferred stock dividends..........................    1.65      1.63      1.46      1.35      1.32
                                                       ======    ======    ======    ======    ======
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